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                                                                    EXHIBIT 10.9

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                       EMPLOYMENT AND SEVERANCE AGREEMENT

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1.0      Parties and Date

         1.1 Parties. The parties to this modified and restated employment agreement (this "agreement") are Kitty Hawk Aircargo, Inc. ("Kitty Hawk"), with its principal place of business located at 1515 W. 20/th/ Street, P.O. Box 612787, DFW International Airport, Texas 75261, with a fax number of (972) 456-2449, and J. Clark Stevens ("Stevens"), who resides at 2606 Twelve Oaks Lane, Colleyville, Texas 76034.

         1.2 Date. This agreement is dated and effective October 3, 2002.

2.0      Recitations and Acknowledgments

         2.1 Previous Employment Agreements. Stevens has been employed by Kitty Hawk since on or about September 1, 1998, and there is currently no written employment agreement effective between Stevens and Kitty Hawk. This agreement supersedes, modifies and restates all previous employment agreements between Stevens and Kitty Hawk.

3.0      Terms of Employment

         3.1 Responsibilities. Stevens will be President of Kitty Hawk, and will be subject to the direction of Kitty Hawk's Chief Executive Officer and board of directors, but he will have authority commensurate with his responsibilities and shall use his full working time and in fulfillment of his employee and fiduciary duties will commit his productive time and exert his efforts to the extent normally and generally expected of a full-time president of a corporation of the size and complexity of Kitty Hawk in carrying out those responsibilities. Stevens is expected to continue to be involved in all of Kitty Hawk's business, and to play a major role in the success of the entire enterprise. Both Stevens and Kitty Hawk expect Stevens' responsibility, authority and compensation to be adjusted from time to time as determined by Kitty Hawk's board of directors.

         3.2 Annual Compensation. Stevens's basic annual compensation ("basic annual compensation") shall not be less than $185,000.00, payable in equal semi-monthly installments. His basic annual compensation may otherwise be adjusted from time to time, and he may be paid other bonus compensation from time to time based upon his performance and the success of the Kitty Hawk enterprise, all as determined by the board of directors.

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         3.3 Fringe Benefits. Stevens shall receive the employee fringe benefits that are generally available to all Kitty Hawk employees, and such other fringe benefits as may be determined from time to time by the board of directors.

         3.4 Medical Insurance. During his employment under this agreement and as provided in P. 3.6B below, Kitty Hawk will provide to Stevens at no cost to Stevens medical and hospitalization insurance coverage at least substantially equivalent to the coverage that is now provided to Stevens under Kitty Hawk's employee medical plans.

         3.5 Proprietary information.

         A. Stevens shall while in Kitty Hawk's employ diligently safeguard Kitty Hawk's proprietary information; and when leaving Kitty Hawk's employment for whatever reason, shall surrender to Kitty Hawk all written or recorded evidence of Kitty Hawk's proprietary information, as well as all Kitty Hawk property, in Stevens' actual or constructive possession.

         B. After leaving Kitty Hawk's employment for whatever reason, Stevens shall never disclose, disseminate or utilize Kitty Hawk's proprietary information unless Kitty Hawk's chief executive officer expressly authorizes the disclosure, dissemination or utilization in writing.

         C. For the purpose of this agreement, the term "proprietary information" shall specifically not include: (a) information that is now in or hereafter enters the public domain without a breach of this agreement by Stevens; (b) information Stevens knew already prior to the time of his employment by Kitty Hawk; (c) information that is obtained, after the date of Stevens' termination, by Stevens from any third party that is lawfully in possession of such information, but only if such disclosure of information to Stevens does not violate any contractual or legal obligation to Kitty Hawk on the part of such third party or does not breach a confidential relationship of such third party to Kitty Hawk; and (d) information required or requested to be disclosed by court order, subpoena, data request or other legal process or by applicable regulatory authorities; provided, however, that Stevens provide Kitty Hawk with prompt written notice of any such request or requirement so that we may seek a protective order or other appropriate remedy.


         3.6 Termination. Both Kitty Hawk and Stevens shall have the right to terminate this employment agreement with or without cause at any time with 30-days' written notice to the other party.

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         A.  If Stevens terminates the agreement without material breach by
             Kitty Hawk, Stevens shall waive all rights to any compensation under this agreement that would otherwise have been payable after the termination. If Stevens terminates the agreement without material breach, Stevens agrees to deliver to Kitty Hawk a letter of resignation related to all positions Stevens holds within Kitty Hawk.

         B. If Kitty Hawk terminates his employment without material breach by Stevens prior to December 31, 2002, Stevens shall be entitled as his exclusive remedies to (i) such portion of the basic annual compensation he would have received from the date of termination through December 31, 2002, payable when it would have been paid in the absence of such termination, and (ii) the medical insurance benefits provided under P. 3.4 he would have otherwise received through December 31, 2002 in the absence of such termination, plus
             (iii) three (3) months worth of his basic annual compensation, payable when it would have been paid in the absence of termination and (iv) the medical insurance benefits provided under P. 3.4 for a period of three (3) months after the date of termination. If Kitty Hawk terminates his employment without material breach by Stevens after December 31, 2002, Stevens shall be entitled as his exclusive remedies to (i) three (3) months worth of his basic annual compensation, payable when it would have been paid in the absence of termination and (ii) the medical insurance benefits provided under P. 3.4 for a period of three (3) months after the date of termination. If Kitty Hawk terminates Stevens' employment for cause, he shall not be entitled to the remedies set forth in this
             P. 3.6B. If Kitty Hawk terminates Stevens' employment without his material breach either before or after December 31, 2002, Stevens agrees to deliver to Kitty Hawk a letter of resignation related to all positions Stevens holds within Kitty Hawk.

         C. If because of disability Stevens becomes unable to perform his duties under his employment prior to any termination, or if Stevens dies during his employment under this agreement prior to any termination, Stevens' shall rely on the proceeds of insurance policies covering his disability or death as maintained by Kitty Hawk as his sole remedy in lieu of the compensation set for in P. 3.6B above. If Stevens shall become disabled or shall die after termination and during the time the severance compensation is being paid, Stevens' estate shall be paid the compensation as set forth in P. 3.6B above.

4.0 Hiring of Kitty Hawk Employees after Termination. If Stevens is terminated without material breach of this agreement, for a period of three (3) years after Stevens's termination, Stevens agrees that he will not attempt to knowingly hire, directly or by someone under his direct

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         supervision and at his direction, as an employee, independent contractor or otherwise, any of Kitty Hawk's officers or key employees, so long as such officer or key employee was not terminated by Kitty Hawk and such officer or key employee is still employed by Kitty Hawk.

5.0      Releases

         A. UPON STEVENS' TERMINATION, IN CONSIDERATION OF THE SEVERANCE PROVIDED IN P. 3.6B ABOVE AND OTHER GOOD AND VALUABLE CONSIDERATION, THE SUFFICIENCY OF WHICH IS HEREBY ACKNOWLEDGED, STEVENS SHALL RELEASE, TO THE GREATEST EXTENT ALLOWABLE BY APPLICABLE LAW, ALL CLAIMS AGAINST KITTY HAWK, ITS SUBSIDIARIES AND EACH OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS, RELATED TO HIS EMPLOYMENT AND HIS TERMINATION, EXCEPT FOR ANY CLAIM OF WILLFUL BREACH. SUBJECT TO THE PRECEDING SENTENCE, THIS FULL, FINAL AND UNCONDITIONAL RELEASE SHALL INCLUDE, BUT IS NOT LIMITED TO, ANY AND ALL CLAIMS AND CAUSES OF ACTION WHATSOEVER, WHETHER FOUNDED ON CONTRACT (EXCEPT FOR THIS AGREEMENT), TORT, STATUTE, REGULATION (FEDERAL, STATE OR LOCAL), COMMON LAW, OR ANY OTHER THEORY OR GROUNDS, INCLUDING BUT NOT LIMITED TO, ANY ADMINSTRATIVE CLAIMS, AND CLAIMS UNDER THE OCCUPATIONAL SAFETY AND HEALTH ACT, THE AMERICANS WITH DISABILITIES ACT, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964 AND ANY SUBSEQUENT YEARS (INCLUDING, BUT NOT LIMITED TO, THE CIVIL RIGHTS ACT OF 1991), THE OLDER WORKERS BENEFIT PROTECTION ACT, THE FEDERAL AGE DISCRIMINATION IN EMPLOYMENT ACT, AND ANY DISCRIMINATION ON THE BASIS OF NATIONAL ORIGIN, SEX, RACE, AGE, HANDICAP, OR MATRITAL STATUS, BREACH OF CONTRACT, BREACH OF ANY OTHER EMPLOYMENT AGREEMENT OR CONTRACT, PROMISSORY ESTOPPEL, HOSTILE WORK ENVIRONMENT, WRONGFUL DISCHARGE, SEXUAL HARASSMENT, BREACH OF COVENANT OF GOOD FAITH AND FAIR DEALING, HARASSMENT AND OR DISCRIMINATION OF ANY TYPE, INTENTIONAL OR NEGLIGENT INFLICTION OF EMOTIONAL DISTRESS, WRONGFUL TERMINATION, FRAUD, MISREPRESENTATION, DEFAMATION, INTERFERENCE WITH PROSPECIVE ECOMONIC ADVANTAGE, FAILURE TO PAY WAGES OR OTHER MONIES OWED.

         B. UPON STEVENS' TERMINATION, KITTY HAWK SHALL RELEASE STEVENS OF ALL CLAIMS, KNOWN OR UNKNOWN, AGAINST STEVENS IN CONNECTION WITH HIS OBLIGATIONS ARISING OUT OF OR IN CONNECTION WITH HIS EMPLOYMENT

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             AND THIS AGREEMENT, EXCEPT SUCH RELEASE SHALL NOT APPLY TO CLAIMS
             THAT ARE THE RESULT OF STEVENS' WILLFUL MISCONDUCT, INCLUDING BUT NOT LIMITED TO UNDISCOVERED INTENTIONAL BREACHES OF PROHIBITIONS AGAINST THE DISCLOSURE OF THE PROPRIETARY INFORMATION OF KITTY HAWK OR EITHER OF ITS AFFILIATES, OR A COMMITMENT MADE TO BIND KITTY HAWK OR EITHER OF ITS AFFILIATES WITHOUT APPARENT OR REAL AUTHORITY. NOTHING HEREIN SHALL BE DEEMED A MODIFICATION OF THE INDEMNICATION PROVISIONS OF KITTY HAWK'S CERTIFICATE OF INCORPORATION, AND IF A CONFLICT ARISES BETWEEN THIS AGREEMENT AND THE CERTIFICATE OF INCORPORATION, THE CERTIFICATE OF INCORPORATION SHALL GOVERN.

6.0      General Provisions

         6.1 Entire Agreement and Amendments. This agreement is the entire agreement between Kitty Hawk and Stevens with respect to the subject matter set forth in this agreement and it merges and supersedes all former agreements, promises or representations, whether oral or written, express or implied, that relate to Stevens' employment with Kitty Hawk. To amend this agreement, Kitty Hawk and Stevens must sign a written amendment that identifies by paragraph number the provision that it purports to amend. No noncomplying course of dealing or waiver shall be construed to amend this agreement.

         6.2 Construction. This agreement has been executed and delivered in Texas, whose substantive law (excluding conflict of laws rules that might apply the substantive law of another jurisdiction) shall govern its effect and construction, except that Delaware corporate law shall govern the internal affairs of Kitty Hawk and other corporate matters where applicable. No rule of construction resolving ambiguity against a drafting party shall apply. This agreement binds and benefits the parties and their respective heirs, personal representatives, successors and assigns. Stevens agrees that his obligations under this agreement to protect Kitty Hawk's proprietary information are in addition to Stevens' implied obligations under Texas law, and that all of those obligations may be enforced by equitable remedies, such as injunction, as well as by damages resulting from their breach. If any provision of this agreement is invalid or unenforceable, the remaining provisions shall nevertheless be enforceable.

         6.3 Notices. All notices hereunder must be in writing. Notices may be given by mail, fax or other delivery to a party at its notice address, which is that party's address in P. 1.0 unless that party has designated another notice address by notice hereunder. A notice given by Federal Express or U.S. Express Mail, fee prepaid, return receipt requested, addressed to the intended recipient at its

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notice address, will be deemed given three business days after deposit with
Federal Express or the U.S. Postal Service. Any notice given by other means will be effective only when received by the addressee.

         6.4 Breach, Notice and Time to Cure. In the event that either party breaches this agreement, the non-breaching party shall give the breaching party written notice of such breach and the breaching party shall have the opportunity for five (5) business days from the date of receipt of such notice to cure the breach.

         6.5 Binding Agreement to Arbitrate Disputes. Any controversy or claim arising out of or relating to this agreement, performance under it, or the arbitrability of any claim between the parties, must be settled exclusively by arbitration under the Commercial Arbitration Rules of the American Arbitration Association ("AAA"); except that (i) P. 6.2 must govern applicable law and construction, (ii) no arbitration demand or action upon a claim arising out of or relating to this agreement or its performance may be commenced more than two years after the cause of action accrues, (iii) the locale of any arbitration must be Dallas, Texas, (iv) the arbitration shall be conducted by a single arbitrator, which shall be mutually selected by both parties, (v) the language of the arbitration must be English, (vi) any award must state the arbitrator's material findings of fact and conclusions of law, (vii) a party may seek preliminary injunctive or other equitable relief from any court of competent jurisdiction only to preserve the status quo pending selection of the arbitrator, (viii) the arbitrator may by interim or final award grant declarative and injunctive and other equitable relief; and (ix) a prevailing party in litigation to require arbitration or to obtain preliminary relief pending selection of an arbitrator, in arbitration, or in litigation to confirm or enforce an arbitration award will be entitled to recover its reasonable attorneys' fees and costs. Any suit to require arbitration under this agreement, or to enforce judgment upon an arbitration award, may be brought in any court of competent jurisdiction.

                                                  /s/ Clark Stevens
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                                                  J. Clark Stevens


                                                  Kitty Hawk Aircargo, Inc.

                                                  By: /s/ Robert W. Zoller, Jr.
                                                      --------------------------
                                                      Robert W. Zoller, Jr.,
                                                      Chief Executive Officer

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